Exhibit 5.1


MORSE                                                            Reservoir Place
BARNES-BROWN &                                      1601 Trapelo Road, Suite 205
PENDLETON PC                                                   Waltham, MA 02451
                                                                        mbbp.com
                                                                t - 781-622-5930
                                                                f - 781-622-5933
                                                                cbarnes@mbbp.com

January 25, 2006


GreenMan Technologies, Inc.
12498 Wyoming Avenue South
Savage, Minnesota  55378

      Re: Common Stock of GreenMan Technologies, Inc. Registered on Form SB-2

Ladies and Gentlemen:

      We have acted as counsel to GreenMan Technologies, Inc, a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") for purposes of registration under the Securities Act of 1933, as amended, of 4,140,426 shares of the Company's common stock for resale by the selling stockholders named in the Registration Statement upon the exercise of certain warrants held by such selling stockholders.

      We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations, as we have deemed necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals.

      Based upon the foregoing, we are of the opinion that the 4,140,426 shares of the Company's common stock issuable to selling stockholders upon the exercise of warrants in accordance with their terms will, upon such issuance pursuant to such exercise, be validly issued, fully paid and non-assessable shares of common stock.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

      We are qualified as lawyers only in the Commonwealth of Massachusetts. Our opinions expressed in this letter are limited to matters governed by the federal laws of the United States of America, the laws of the Commonwealth of Massachusetts, and the statutory provisions of the General Corporation Law of the State of Delaware (as opposed to decisions of the courts interpreting such statutes).

      We assume no obligation to advise you of any changes in facts or law relevant to our opinions that may come to our attention subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted or used for any other purpose without our prior written consent.


                                Very truly yours,

                                MORSE, BARNES-BROWN & PENDLETON, P.C.

                                By: /s/ Carl F. Barnes
                                    Carl F. Barnes